Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
Registration Statement Under
The Securities Act Of 1933
(Form Type)

Golar LNG Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Shares, par value $1.00 per share	Other	3,300,000	$37.66	$124,278,000	$153.10 per $1,000,000	$19,026.97
Total Offering Amounts					—	$124,278,000	—	$19,026.97
Total Fee Offsets					—	—	—	—
Net Fee Due					—	—	—	$19,026.97

(1)
The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 3,300,000 shares, $1.00 par value per share (the “Shares”), of Golar LNG Limited, a Bermuda entity, that may be delivered with respect to awards under the Golar LNG Limited Long Term Incentive Plan (as amended from time to time, the “Plan”), which consist of Shares reserved and available for delivery with respect to awards under the Plan and additional Shares that may again become available for delivery with respect to awards under the Plan pursuant to the reallocation provisions of the Plan. Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional Shares that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The proposed maximum offering price per Share and proposed maximum aggregate offering price for the Shares covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a Share as reported on the NASDAQ on March 20, 2025, which was equal to $37.66.